Exhibit B


                                CSW Energy, Inc.
                              Statements of Income
             For the Twelve Months Ended September 30, 2000 and 1999
                                   (Unaudited)
                                    ($000's)

                                               2000                1999

OPERATING REVENUE:
 Electric revenues                            $70,924            $109,015
 Thermal revenues                               1,123              42,323
 Equity in Income from energy projects         18,907              12,385
 Operating and mantenance contract services    11,872               8,204
 Construction contract revenue                 76,704              23,910
 Other                                         58,187                 631
                                             -----------       -------------
   Total operating revenue                    237,717             196,468


OPERATING EXPENSES:
 Fuel                                          46,321              82,372
 Operating, maintnance and supplies             5,756              20,924
 Depreciation and amortization                  2,436               8,821
 Salaries, wages and benefits                  14,202              10,915
 Construction contract expenses                85,666              17,400
 General and administrative                    11,003              11,534
 Operating and maintenance contract services    6,466               5,141
                                              --------       -------------
   Total operating expenses                   171,850             157,107

INCOME FROM OPERATIONS                         65,867              39,361

OTHER INCOME (EXPENSE)
 Interest income                               42,547              32,196
 Interest expense                             (33,874)            (42,827)
 Other, net                                        98              (2,108)
                                              --------       -------------
   Total other (expense)                        8,771             (12,739)

INCOME  BEFORE INCOME TAXES                    74,638              26,622

PROVISION  FOR INCOME TAXES                    31,635               9,616
                                           -----------       -------------

    Net income                                 43,003              17,006

EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE         (569)              5,203
                                           ----------       -------------

                                              $43,572             $11,803
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